Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169533

COLE CREDIT PROPERTY TRUST IV, INC.
SUPPLEMENT NO. 28 DATED MARCH 3, 2014
TO THE PROSPECTUS DATED MAY 1, 2013
This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust IV, Inc. dated May 1, 2013, Supplement No. 21 dated January 10, 2014, which superseded and replaced all previous supplements to the prospectus, Supplement No. 22 dated January 28, 2014, Supplement No. 23 dated February 3, 2014, Supplement No. 24 dated February 10, 2014, Supplement No. 25 dated February 13, 2014, Supplement No. 26 dated February 18, 2014 and Supplement No. 27 dated February 25, 2014. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust IV, Inc.;
(2)	recent real property investments; and
(3)	updates to our management.
OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of $2,975,000,000 in shares of common stock was declared effective by the Securities and Exchange Commission on January 26, 2012. As of February 25, 2014, we are no longer accepting subscription agreements in connection with our primary offering because we have received subscription agreements that allowed us to reach the maximum primary offering amount. Subscription agreements received prior to the time at which we reach the maximum primary offering amount, but not in good order, or subscription agreements that require additional information or are not fully funded, will be subject to review and will be processed only if shares are available. We offered up to 292,300,000 shares in a primary offering and up to approximately 5,473,684 shares pursuant to our distribution reinvestment plan. During the month of February 2014, we accepted investors’ subscriptions for, and issued, a total of approximately 54.5 million shares of our common stock in our offering, resulting in gross proceeds to us of approximately $542.6 million, consisting of approximately 53.8 million shares of our common stock in our primary offering, resulting in gross proceeds to us of approximately $535.7 million, and approximately 727,000 shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $6.9 million. As of February 28, 2014, we had accepted investors’ subscriptions for, and issued, a total of approximately 296.1 million shares of our common stock in our offering, resulting in gross proceeds to us of approximately $3.0 billion, consisting of approximately 291.8 million shares of our common stock in our primary offering, resulting in gross proceeds to us of approximately $2.9 billion, and approximately 4.3 million shares of our common stock pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $40.6 million.
We intend to continue to sell shares of our common stock in our offering pursuant to our distribution reinvestment plan.
The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.
PROSPECTUS UPDATES
Recent Real Property Investments
The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 11 of the prospectus and “Investment Objectives and Policies — Real Property Investments” beginning on page 109 of the prospectus.
As of February 24, 2014, we, through separate wholly-owned limited liability companies, limited partnerships and joint venture arrangements of ours and our operating partnership, owned 361 properties, including one property owned through a joint venture arrangement. These properties are located in 40 states and consist of approximately 11.8 million gross rentable square feet of commercial space, including the square feet of buildings that are on land subject to ground leases. The properties generally were acquired through the use of proceeds from our initial public offering and from available borrowings. We acquired 17 properties between January 28, 2014 and February 24, 2014 for an aggregate purchase price of $61.4 million, consisting of approximately 434,000 gross rentable square feet. In connection with the purchases of these properties, we paid an affiliate of our advisor aggregate acquisition fees of approximately $1.2 million.

Management
The following information supersedes and replaces the table of officers and key personnel of our advisor or certain affiliates on page 71 of the prospectus in the “Management — The Advisor” section of the prospectus.

Name	Age*	Position(s)
Nicholas S. Schorsch	53	Chief Executive Officer
David S. Kay	47	President
Lisa E. Beeson	48	Chief Operating Officer
D. Kirk McAllaster, Jr.	47	Executive Vice President and Chief Financial Officer
John M. Pons	50	Executive Vice President and Secretary
Thomas W. Roberts	55	Executive Vice President and Head of Real Estate Investments
Kimberly J. Smith	51	Executive Vice President and General Counsel
T. Glenn Kindred, Jr.	47	Executive Vice President
Todd J. Weiss	41	General Counsel, Real Estate
* As of March 3, 2014.
The “Management — The Advisor” section beginning on page 71 of the prospectus is supplemented with the following information.
Lisa E. Beeson has served as chief operating officer of our advisor since March 2014. In addition, Ms. Beeson serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCI Advisors, CCIT II Advisors ………………	Chief Operating Officer	February 2014 — Present
Cole Capital Corporation ……………………...	President and Treasurer	February 2014 — Present
CCPT I Advisors, CCPT III Advisors, Cole
Income NAV Strategy Advisors, CCPT V
Advisors, Cole Capital Partners, Cole Capital
Advisors ………………………………………	Chief Operating Officer	March 2014 — Present
Ms. Beeson joined ARCP in October 2013 as executive vice president and chief operating officer. Prior to joining ARCP, Ms. Beeson held the position of managing director and head of Global Real Estate M&A at Barclays, and previously occupied that same position at Lehman Brothers. Prior to joining Lehman Brothers, she was managing director at Morgan Stanley and Wachovia Securities. Over her 25 years of investment banking, Ms. Beeson has worked on transactions with an aggregate value exceeding $400 billion, including in excess of $150 billion in the lodging, gaming and various real estate sectors. Ms. Beeson has been the lead advisor on numerous real estate transactions.
John M. Pons has served as executive vice president of our advisor since July 2010 and secretary of our advisor since January 2011 and also served as general counsel, real estate of our advisor from July 2010 until March 2014. In addition, Mr. Pons serves or served in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I …………………	Secretary Director	March 2004 — January 2011 March 2004 — May 2010
CCPT I Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005

	Vice president, counsel and secretary	March 2004 — August 2005
CCPT II …………………	Secretary Director	September 2004 — November 2010 September 2004 — November 2004
CCPT II Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer, general counsel and secretary	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president, counsel and secretary	September 2004 — August 2005
CCPT III Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel	January 2008 — January 2013
	Chief operating officer	January 2008 — May 2008
CCI Advisors ……………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2011 — March 2014
	Executive vice president and general counsel, real estate	April 2010 — January 2011
Cole Income NAV
Strategy Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president and general counsel, real estate	July 2010 — January 2013
CCIT II Advisors ……….	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present February 2013 — March 2014
CCPT V Advisors ………	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present December 2012 — March 2014
Cole Capital Partners ……	Executive vice president and secretary Executive vice president, secretary and general counsel, real estate	March 2014 — Present January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice president and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice president and counsel	September 2003 — August 2005
Cole Capital Advisors …..	Executive vice president and secretary	March 2014 — Present
	Executive vice president, secretary and general counsel, real estate	January 2013 — March 2014
	Executive vice president, general counsel and secretary	September 2008 — January 2013
	Executive vice president, chief administrative officer, general counsel and secretary	October 2007 — September 2008
	Executive vice president, chief operating officer and general counsel	March 2007 — October 2007
	Senior vice present and general counsel	December 2005 — March 2007
	Senior vice president and counsel	August 2005 — December 2005
	Vice present and counsel	September 2003 — August 2005

T. Glenn Kindred, Jr. has served as executive vice president of our advisor since March 2014. In addition, Mr. Kindred serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III Advisors,
Cole Income NAV Strategy Advisors, CCPT V
Advisors ………………………………………	Executive Vice President	March 2014 — Present
Mr. Kindred joined ARCP in November 2013 as executive vice president of ARCP’s restaurant division. Prior to joining ARCP, Mr. Kindred held the position of Managing Director at GE Capital from February 2007 through November 2013. Mr. Kindred served as Senior Vice President of Trustreet Properties, Inc. (Trustreet), a publicly traded REIT that specialized in net leased restaurant properties, from its formation in February 2005 until GE Capital acquired Trustreet in February 2007. Mr. Kindred has 15 years’ experience in executive roles in the real estate industry.
Todd J. Weiss has served as general counsel, real estate of our advisor since March 2014. In addition, Mr. Weiss serves in the following positions for certain other programs sponsored by Cole Capital and certain affiliates of Cole Capital:

Entity	Position(s)	Dates
CCPT I Advisors, CCPT III Advisors,
CCI Advisors, Cole Income NAV Strategy
Advisors, CCIT II Advisors, CCPT V Advisors,
Cole Capital Partners, Cole Capital Advisors …..	General Counsel, Real Estate	March 2014 — Present
Prior to joining Cole Capital and its affiliates in November 2004, Mr. Weiss was an associate general counsel and assistant secretary with GE Capital Franchise Finance Corporation from February 2002 until November 2004. He was in private practice with the law firm of Snell & Wilmer LLP from 1997 to 2002. Mr. Weiss received a B.A. degree in Government from The University of Texas at Austin in 1994 before earning his J.D. and graduating with high honors in 1997 from Chicago-Kent College of Law.

CCPT 4-SUP-28B

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